For Immediate Release

Date: April 25, 2013

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports First Quarter Results

BELMONT, MA, April 25, 2013 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $416,000, or $0.05 per basic and diluted share, for the quarter ended March 31, 2013, compared to net income of $447,000, or $0.05 per basic and diluted share in the first quarter of 2012.

Robert M. Mahoney, President and Chief Executive Officer, said, “I was pleased with the first quarter results as net interest income continued to increase, fueled by strong loan demand and core deposit growth. In addition, asset quality remains high and we continue to compare favorably with banks in our region.”

Net interest and dividend income before provision for loan losses for the quarter ended March 31, 2013 was $5.8 million as compared to $5.3 million for the quarter ended March 31, 2012, a 9.8% increase. The provision for loan losses for the quarter ended March 31, 2013 was $327,000 as compared to a provision for loan losses of $481,000 for the quarter ended March 31, 2012, a 32.0% decrease. This resulted in a $673,000 or 14.1% increase in net interest and dividend income after provision for loan losses.

Noninterest income for the quarter ended March 31, 2013 totaled $1.0 million as compared to $964,000 for the quarter ended March 31, 2012. There was an increase in loan servicing income of $99,000, an increase in customer service fees of $32,000, an increase in gains on sales and calls of securities of $31,000 and an increase in other income of $105,000. These increases were offset by a decrease in gains on loan sales of $227,000.

Noninterest expense for the quarter ended March 31, 2013 amounted to $5.8 million as compared to $5.1 million for the quarter ended March 31, 2012.  This increase of $0.7 million was largely driven by an increase in salaries and employee benefits. This increase is primarily attributable to an increase in equity based compensation expense of $399,000. Data processing costs also increased by $191,000, which was largely due to increases in volume of auto loans serviced and core and online banking costs in connection with a larger number of customers.

Since December 31, 2012, the Company’s assets have increased by $1.6 million or 0.2% bringing total assets to $839.7 million. The Company experienced net loan growth, excluding loans held for sale, of $47.1 million, or 7.2%, from December 31, 2012. Commercial real estate, commercial, residential mortgage, home equity, and indirect auto loans increased by $27.1 million, $1.3 million, $10.8 million $1.2 million and $9.0 million, respectively. The loan growth was funded primarily through reductions in cash and cash equivalents and available-for-sale securities.

At March 31, 2013, deposits totaled $616.7 million, an increase of $8.8 million or 1.4% from December 31, 2012. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $17.9 million. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Our core deposit growth continued in the first quarter with significant contributions from our new supermarket branch in Waltham. Through its tenth month of operation, the Waltham branch has exceeded $25 million in deposits, already twice the average for in-store branches nationwide.”

The allowance for loan losses in total and as a percentage of total loans as of March 31, 2013 equaled $6.8 million and 0.96%, respectively, as compared to $6.4 million and 0.98%, respectively, as of December 31, 2012.  Total non-performing assets were $4.1 million, or 0.49% of total assets, as of March 31, 2013, as compared to $4.3 million, or 0.52% of total assets, as of December 31, 2012.

Total stockholders’ equity decreased from $133.3 million as of December 31, 2012 to $132.0 million as of March 31, 2013. This decrease is the result of the Stock Repurchase Program that was adopted on December 12, 2012. During the first quarter of 2013, the Company purchased 144,219 shares of its common stock for $1.94 million.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its five full-service branch offices located in Belmont, Watertown and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and due from banks	$ 1,228	$ 1,433
Interest-bearing deposits in other banks	18,019	51,279
Cash and cash equivalents	19,247	52,712
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	12,013	22,621
Investments in held-to-maturity securities, at cost	64,692	63,984
Federal Home Loan Bank stock, at cost	7,131	7,627
Loans held-for-sale	9,562	11,205
Loans, net of allowance for loan losses of $6,778 as of
3/31/2013 (unaudited) and $6,440 as of 12/31/2012	701,445	654,295
Premises and equipment, net	2,804	2,902
Accrued interest receivable	2,176	2,217
Deferred tax asset, net	4,169	4,025
Income taxes receivable	540	806
Bank-owned life insurance	12,988	12,884
Other real estate owned	661	661
Other assets	2,151	2,024
Total assets	$ 839,698	$ 838,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 116,229	$ 126,760
Interest-bearing	500,424	481,105
Total deposits	616,653	607,865
Federal Home Loan Bank advances	76,600	83,100
Securities sold under agreements to repurchase	3,460	3,404
Other borrowed funds	1,145	1,156
Accrued interest payable	528	455
Deferred compensation liability	4,836	4,685
Other liabilities	4,447	4,109
Total liabilities	707,669	704,774

Stockholders' Equity:
Common stock	94	95
Additional paid-in capital	88,655	90,188
Retained earnings	47,768	47,352
Accumulated other comprehensive (loss) income	(130)	68
Unearned compensation - ESOP	(4,358)	(4,395)
Total stockholders' equity	132,029	133,308
Total liabilities and stockholders' equity	$ 839,698	$ 838,082

Asset Quality Data:
Total non-performing assets	4,134	4,325
Total non-performing loans	3,453	3,621
Non-performing loans to total loans	0.55%	0.55%
Non-performing assets to total assets	0.52%	0.52%
Allowance for loan losses to non-performing loans	196.31%	177.86%
Allowance for loan losses to total loans	0.96%	0.98%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2013	2012
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 6,499	$ 5,877
Interest on taxable debt securities	482	610
Dividends	7	10
Other interest income	17	13
Total interest and dividend income	7,005	6,510
Interest expense:
Interest on deposits	1,032	938
Interest on Federal Home Loan Bank advances	185	298
Interest on securities sold under agreements to repurchase	1	3
Interest on other borrowed funds	8	11
Total interest expense	1,226	1,250
Net interest and dividend income	5,779	5,260
Provision for loan losses	327	481
Net interest and dividend income after provision
for loan losses	5,452	4,779
Noninterest income:
Customer service fees	230	198
Income from bank-owned life insurance	104	102
Net gain on sales of loans	351	578
Net gain on sales and calls of securities	31	-
Loan servicing fees	170	71
Other income	120	15
Total noninterest income	1,006	964
Noninterest expense:
Salaries and employee benefits	3,682	3,155
Director fees	92	107
Occupancy expense	229	183
Equipment expense	148	104
Deposit insurance	127	125
Data processing	581	390
Professional fees	211	318
Marketing	209	239
Other expense	521	463
Total noninterest expense	5,800	5,084
Income before income tax expense	658	659
Income tax expense	242	212
Net income	$ 416	$ 447
Earnings per share
Basic	$ 0.05	$ 0.05
Diluted	$ 0.05	$ 0.05

Performance Ratios:
Return on average assets	0.20%	0.26%
Return on average equity	1.27%	1.36%
Interest rate spread	2.68%	2.96%
Net interest margin	2.92%	3.23%
Efficiency ratio	85.49%	81.68%